Exhibit 15
Accountant’s Acknowledgement
The Board of Directors and Shareholders
PepsiCo, Inc.:
We hereby acknowledge our awareness of the use of our report dated April 23, 2010 included within the Quarterly Report on Form 10-Q of PepsiCo, Inc. for the twelve weeks ended March 20, 2010, incorporated by reference in this Registration Statement on Form S-8.
Pursuant to Rule 436 (c) under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York
May 11, 2010